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                                                                    Exhibit 21.1


                                                State or Other Jurisdiction of
Subsidiary                                      Incorporation or Organization
----------                                      -----------------------------

Harmonic Inc.                                   Delaware

Harmonic Data Systems Inc.                      Delaware

Harmonic Data Systems, Ltd.                     Israel

Harmonic (Asia Pacific) Ltd.                    Hong Kong

Harmonic Europe                                 France

Harmonic Germany GmbH                           Germany

Harmonic International Inc.                     Delaware

Harmonic International Limited                  Bermuda

Harmonic Lightwaves (Israel) Ltd.               Israel

Harmonic (UK) Limited                           United Kingdom